U. S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                                   Commission File No. 0-28319


                               APAC MINERALS INC.
             (Exact name of registrant as specified in its charter)

                         808 Nelson Street, Suite 1208,
                   Vancouver, British Columbia, Canada V6H 2H2
                                  604-683-8018
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                    Common Share Without Par Value (Title of
                 each class of securities covered by this form)

                                      None
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      |_|           Rule 12h-3(b)(1)(ii)         |_|
     Rule 12g-4(a)(1)(ii)     |_|           Rule 12h-3(b)(2)(i)          |_|
     Rule 12g-4(a)(2)(i)      |X|           Rule 12h-3(b)(2)(ii)         |_|
     Rule 12g-4(a)(2)(ii)     |_|           Rule 15d-6                   |_|
     Rule 12h-3(b)(1)(i)      |_|

     Approximate   number  of  United  States   holders  of  record  as  of  the
certification or notice date: 2-3

     Pursuant to the requirements of the Securities Exchange Act of 1934 APAC Minerals has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: July 31, 2001                   By:   /s/  Tore Birkeland
                                            Name:  Tore Birkeland
                                            Title:  Chief Executive Officer